UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2015

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4520 East-West Highway, 3rd Floor Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, the registrant announced that the Board of Directors of the Company (the "Board") (i) voted to increase the authorized size of the Board by one, from eight to nine, effective January 16, 2015, and (ii) appointed Robert J. Spiegel, M.D., FACP to the Board as a Class II member to fill the new vacancy on the Board, effective January 16, 2015. Dr. Spiegel is not currently expected to be appointed to any committee of the Board. Dr. Spiegel's compensation will be similar to other non-employee directors of the registrant, which is described under Board Compensation in the registrant's proxy statement filed with the SEC on March 28, 2014.

Dr. Spiegel was Chief Medical Officer of Schering-Plough and was involved in the successful filing of over 30 New Drug Applications. He also served on the executive committees overseeing research projects and drug licensing activities. Dr. Spiegel joined Schering-Plough in 1983 as Director, Clinical Research, progressing through clinical operations as Vice President of Clinical Research, Senior Vice President of Worldwide Clinical Research and then becoming Chief Medical Officer in 1998. He received his undergraduate degree, cum laude, from Yale University and his medical degree from the University of Pennsylvania. He is currently an Associate Professor at Weill Cornell Medical Center and serves on the Board of Directors and Scientific Advisory Committees of a number of companies. Dr. Spiegel also currently serves as Chief Medical Officer at PTC Therapeutics.

There are no arrangements or understandings between Dr. Spiegel and any other persons pursuant to which Dr. Spiegel was selected as a director. There are no transactions, or proposed transactions, during the last two years with the registrant to which Dr. Spiegel was or is to be a party, in which Dr. Spiegel, or any member of his immediate family, has a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K. There is no familial relationship between Dr. Spiegel and any other director or executive officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
99.1 Press Release issued by the registrant on January 21, 2015.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sucampo Pharmaceuticals, Inc.

Date:	January 21, 2015	By:	/s/ THOMAS J. KNAPP
			Name:	Thomas J. Knapp
			Title:	EVP, Chief Legal Officer & Corporate Secretary